Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements on Form S-3 (Nos. 333-64248 and 333-165824) and on Form S-3 ASR (No. 333-207801) pertaining to the Bank of Hawaii Corporation Dividend Reinvestment and Stock Purchase Plan;

(2)
Registration Statements on Form S-8 (Nos. 33-54777, 333-80127 and 333-61134) pertaining to the Pacific Century Financial Corporation Stock Option Plan of 1994 (formerly the Bancorp Hawaii, Inc. Stock Option Plan of 1994);

(3)
Registration Statements on Form S-8 (Nos. 2-96329, 33-29872, 33-49836, 33-57267 and 333-165825) pertaining to the Bank of Hawaii Retirement Savings Plan (formerly the Pacific Century Financial Corporation Profit Sharing Plan);

(4)
Registration Statement on Form S-8 (No. 333-203611) pertaining to the Bank of Hawaii Corporation 2015 Director Stock Compensation Plan (formerly the Pacific Century Financial Corporation Directors’ Stock Compensation Program);

(5)	Registration Statements on Form S-8 (Nos. 333-115325, 333-143295 and 333-176463) pertaining to the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan; and

(6)	Registration Statements on Form S-8 (Nos. 333-197674 and 333-217546) pertaining to the Bank of Hawaii Corporation 2014 Stock and Incentive Plan;

of our reports dated March 1, 2019, with respect to the consolidated financial statements of Bank of Hawaii Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Bank of Hawaii Corporation and subsidiaries included in this Annual Report (Form 10-K) of Bank of Hawaii Corporation for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Honolulu, Hawaii
March 1, 2019